PRICING SUPPLEMENT NO.  59  DATED                  Filed Pursuant to
AUGUST 14, 1997 TO PROSPECTUS DATED                Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY                 File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                        CMS ENERGY CORPORATION

  General Term Notes (servicemark of J.W. Korth & Company), Series C
              Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:          $ 3,487,000.00
Original Issue Date (Settlement Date)August 19, 1997
Stated Maturity Date:                August 15, 2002
Issue Price to Public:               100.00% of Principal Amount
Interest Rate:                       7.250% Per Annum
Interest Payment Dates:              September 15 and monthly thereafter
                                     Commencing September 15, 1997
Survivor's Option:                   [ X ] Yes     [   ] No
Optional Redemption:                 [ X ] Yes     [   ] No
Initial Redemption Date:             August 15, 1999
Redemption Price:                    100%

      Agent                          Principal Amount of Notes
                                      Solicited by Each Agent

Prudential Securities Incorporated   $  287,000.00
First of Michigan Corporation        $  226,000.00
Roney & Co.                          $  489,000.00
J.W. Korth & Company                 $2,485,000.00
      Total                          $3,487,000.00


                                       Per Note
                                     Sold by Agents
                                      To Public          Total

Issue Price:                         $    1,000.00 $ 3,487,000.00
Agent's Discount or Commission:      $        6.00 $    20,922.00
Maximum Dealer's Discount or
  Selling Concession:                $       13.50 $    47,074.50
Proceeds to the Company:             $      980.50 $ 3,419,003.50

CUSIP Number:   12589QTM8